Exhibit 99.1

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303 566-1000	303 566-1354

tw telecom Reports Strong Second Quarter 2008 Results

— Achieved 34.0% M-EBITDA margin —

— Delivered $29 million levered free cash flow year to date —

— Grew Modified EBITDA 19% year over year —

— Delivered positive net income —

LITTLETON, Colo. – August 11, 2008 – tw telecom inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced its second quarter 2008 financial results, including $290.2 million of revenue, $98.8 million in Modified EBITDA1 (“M-EBITDA”) and net income of $.7 million.

“We delivered strong results this quarter, which included achieving positive net income and continued levered free cash flow creation,” said Larissa Herda, tw telecom’s Chairman, CEO and President. “We achieved strong performance, which was particularly impressive when considering the prevailing economic headwinds, while we continued to invest in significant ongoing customer opportunities. Our results demonstrate the strength of our product portfolio, which leverages our metro capabilities across a diverse nationwide fiber footprint. We continue to focus on mission critical needs of enterprise customers and believe tw telecom is well positioned for the long term with the strength of our fiber based network, innovative cost effective solutions, the ability to win market share and a strong balance sheet.”

Highlights for the Quarter

For the quarter ending June 30, 2008, the Company –

•	Grew total revenue 3% sequentially and 8% year over year

•	Grew enterprise revenue 24 consecutive quarters including 4% sequentially and 14% year over year

•	Grew enterprise revenue to 72% of total revenue from 68% in the same period last year

•	Grew data and Internet revenue 5% sequentially and 24% year over year

•	Grew M-EBITDA 6% sequentially and 19% year over year

•	Achieved a 34.0% M-EBITDA margin, a 100 basis point improvement sequentially

•	Delivered $13.0 million of levered free cash flow[4], representing 4% of revenue, which included $5.0 million for integration and branding expenditures

•	Completed brand launch of tw telecom on July 1

Year over Year Results – Second Quarter 2008 compared to Second Quarter 2007

Revenue

Revenue for the quarter was $290.2 million representing a year over year increase of $22.2 million, or 8%. Key changes in revenue included:

•	$26.2 million increase in revenue from enterprise customers, or 14% year over year, representing 24 consecutive quarters of enterprise growth

•	$1.8 million decrease in revenue from carriers. Growth in new sales was outpaced primarily by disconnects, including $2.4 million from one wireless customer and repricing of renewed customer contracts

•	$2.2 million decrease in intercarrier compensation related to an increase in disputes, rate reductions and discontinuation of certain acquired products

By product line, the percentage change in revenue year over year was as follows:

•	24% increase for data and Internet services[5], primarily due to continued success with Ethernet and IP-based product sales

•	5% increase for voice services[6], primarily due to the strength of bundled and other local product sales

•	1% increase for network services[7], primarily due to new customer sales and a reduction in disputes, partially offset by disconnects

M-EBITDA and Margins

M-EBITDA grew to $98.8 million for the quarter from $83.0 million for the same period last year, a 19% increase, or $15.8 million. The increase in M-EBITDA primarily reflects solid revenue growth and integration cost synergies. Included in M-EBITDA are integration and branding expenses. Effective in 2008, the Company continues to separately track integration related capital expenditures but no longer is tracking any remaining operating-related integration expenses. Branding expenses totaled $2.2 million for the quarter and integration and branding expenses totaled $2.3 million for the same period last year.

Operating costs for the quarter increased primarily reflecting increased network access costs associated with additional sales partially offset by integration cost synergies, higher employee costs, and additional costs to launch new product capabilities in 16 acquired markets. Operating costs as a percent of revenue declined to 42% for the current period compared to 43% for the same period last year, reflecting synergies and scaling of the business.

Selling, general and administrative costs (“SG&A”) were flat year over year, including increased branding costs and higher employee costs, offset by lower integration costs and bad debt expense. Bad debt expense was $1.0 million for the quarter and $1.4 million for the same period last year, representing less than 1% of quarterly revenue for both periods. SG&A costs as a percent of revenue declined to 26% for the quarter as compared to 28% for the same period last year reflecting synergies and scaling of the business.

Modified gross margin8 was 58.5% for the current quarter compared to 57.4%, from the same period last year, a 110 basis point improvement. M-EBITDA margin for the quarter was 34.0% as compared to 31.0% from the same period last year, a 300 basis point improvement. The improvement in margins between periods primarily reflects synergies and scaling of the business.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense.

Net Income and Loss

For the quarter the Company reported net income of $.7 million, or $0.00 per share compared to a net loss of $9.6 million, a loss of $0.07 per share for the same period last year. The achievement of positive net income reflected strong M-EBITDA growth, partially offset by an increase in depreciation expense related to new capital assets placed in service, and a $4.1 million impairment loss on certain long-term investments.

Sequential Results – Second Quarter 2008 compared to First Quarter 2008

Revenue

Revenue for the quarter was $290.2 million, as compared to $282.6 million for the first quarter, an increase of $7.6 million, or 3%. Key changes in revenue included:

•

$7.3 million increase in enterprise revenue, or 4% sequentially, from enterprise customers reflecting strong growth including increased usage revenue, offset by $1.0 million net decrease in revenue from acquired customers due to discontinued products and churn from very small customers

•

$.8 million increase in revenue from carrier customers resulting from new sales and a decrease in disputes, partially offset by repricing of renewed customer contracts and $.9 million of disconnects from one wireless customer

•	$.5 million decrease in intercarrier compensation related primarily to an increase in disputes partially offset by increased usage

By product line, the percentage change in revenue sequentially was as follows:

•	5% increase for data and Internet services, primarily due to continued success with Ethernet and IP based product sales

•	2% increase for voice services, primarily due to the strength of bundled and other local product sales and usage

•	2% increase in network services primarily due to ongoing customer sales and lower disputes partially offset by repricing of renewed customer contracts

M-EBITDA and Margins

M-EBITDA was $98.8 million for the quarter, as compared to $93.4 million for the prior quarter, a 6% increase. Included in M-EBITDA were branding expenses which totaled $2.2 million for the quarter and $.4 million for the prior quarter.

Operating costs were relatively unchanged between quarters and as a percent of revenue were 42% for the current quarter compared to 43% for the prior quarter. SG&A costs were relatively unchanged, representing 26% of revenue for both quarters.

Modified gross margin was 58.5% compared to 57.6% for the prior quarter. M-EBITDA margin was 34.0% for the quarter, as compared to 33.0% in the prior quarter, a 100 basis point expansion. Excluding expenses associated with the Company’s brand launch, M-EBITDA margin was 34.8% for the quarter compared to 33.2% for the prior quarter. The change in M-EBITDA and margins primarily reflects revenue growth and integration cost synergies.

Net Income and Loss

For the quarter the Company reported net income of $.7 million, or $0.00 per share compared to a net loss of $.9 million, a loss of $0.01 per share for the prior quarter. The achievement of positive net income, reflected strong M-EBITDA growth, partially offset by an increase in depreciation expense related to new capital assets placed in service, and a $4.1 million impairment loss on certain long-term investments.

Margin and Other

“Our results were strong for the quarter,” said Mark Peters, tw telecom’s Executive Vice President and Chief Financial Officer. “We experienced strong margin expansion by executing on both revenue opportunities and integration cost savings. Our performance for the quarter yielded us a 34.0% M-EBITDA margin, which is already within our targeted post-integration guidance range of mid-30%. We are pleased with our performance and see opportunities to further expand our M-EBITDA margin while balancing this goal with our objectives of revenue and cash flow growth.”

“Our diverse nationwide local market presence, comprehensive product portfolio and strong customer base helped generate another strong quarter,” said Peters. “Although we have seen some select pockets of pressure from the macro economic environment on a local market basis, our overall market strength largely offset these impacts, and our sales funnel was strong for the quarter. Customer churn was 1.5% for the current quarter compared to 1.3% for the same period last year and was 1.4% for the prior quarter. The vast majority of the higher customer turnover was from our very small acquired2 customers that are below our service profile and we expect this churn may continue. We believe these customers were likely also impacted by the soft economy.” Revenue churn remained near historical levels at 1.2% for the current quarter as compared to 1.1% for the same period last year, and 1.1% for the prior quarter.

The Company continues to expect normal business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing of sales and installations, seasonality of sales and usage, disputes, repricing of contract renewals and ongoing revenue churn, which includes the impact from carrier customers related to their consolidation activities and network grooming.

The Company rebranded itself as tw telecom on July 1, 2008. The Company expects to spend $5 to $6 million in 2008 for branding related costs, which includes up to $2 million in capital expenditures associated with the name change.

Capital Expenditures

Excluding integration and branding investments, capital expenditures were $65.5 million for the quarter, $65.6 million for the same period last year, and $57.7 million for the prior quarter. The sequential increase of 14% reflected strong customer driven success-based capital investments and expenditures for expanded network capacity, collocation and customer service capabilities. Integration and branding capital expenditures were $2.9 million for the quarter as compared to $13.0 million for the same period last year, and $1.9 million for the prior quarter.

For 2008, the Company expects total capital expenditures of $250 to $274 million, consisting of $10 to $14 million for integration and branding, and $240 to $260 million for its general operations which will primarily be used to fund growth opportunities.

Summary

“tw telecom is a powerful force in serving business customers,” said Herda. “We remain focused on driving sales growth and growing cash flow by leveraging our national footprint and robust product portfolio to further penetrate the enterprise market place and grow our market share.”

tw telecom plans to conduct a webcast conference call to discuss its earnings results on August 12 at 9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

(1)

The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other gains and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense.

(2)	Acquired customer base reflects the acquisition of Xspedius Communications, LLC on October 31, 2006.

(3)

The Company defines unlevered free cash flow as Modified EBITDA less capital expenditures. Unlevered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(4)

The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(5)

Data and Internet services include services that enable customers to interconnect their internal computer networks and to access external networks, including Internet at high speeds using Ethernet protocol. Services include metro and wide area Ethernet, virtual private network solutions and Internet access.

(6)	Voice services contain traditional and next generation voice capabilities, including voice services from stand alone and bundled products, long distance, toll free services, and VoIP.

(7)

Network services include transmission speeds up to OC 192 to carrier and enterprise customers. These services transmit voice, data, image, as well as enable transmission for storage, using state-of-the-art fiber optics.

(8)

The Company defines modified gross margin as Total Revenue less operating costs excluding non-cash stock-based compensation expense. Modified gross margin is reconciled to gross margin in the financial tables.

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure, within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense related to the adoption of SFAS 123R. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the Consolidated Operations Highlights.

Forward Looking Statements

The statements in this press release concerning the outlook for 2008 and beyond, including expansion plans, growth prospects, expected margins, churn, business fluctuations, sales activity, timing of sales and installations, seasonality, disputes, repricing of contract renewals and ongoing revenue churn, expected cost synergies, integration and branding costs, integration activities and results and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2007 Annual Report on Form 10-K. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom

tw telecom, headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and transport data networking, Internet access, local and long distance voice, VPN, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity. Please visit www.twtelecom.com for more information.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	Growth %	2008	2007	Growth %
Revenue
Network services	$98,804	$97,590	1%	$195,610	$197,560	-1%
Data and Internet services	97,318	78,540	24%	190,108	148,421	28%
Voice services	84,707	80,295	5%	167,780	160,225	5%

Service Revenue	280,829	256,425	10%	553,498	506,206	9%
Intercarrier compensation	9,341	11,593	-19%	19,256	23,204	-17%

Total Revenue	290,170	268,018	8%	572,754	529,410	8%

Expenses
Operating costs	121,274	115,067		242,095	232,447

Gross Margin	168,896	152,951		330,659	296,963
Selling, general and administrative costs	75,483	75,624		149,963	148,097
Depreciation, amortization, and accretion	70,919	68,605		140,778	134,745

Operating Income	22,494	8,722		39,918	14,121
Interest expense	(18,860)	(22,709)		(39,539)	(46,171)
Interest income	1,538	4,547		4,224	9,086
Other income (loss)	(4,095)	—		(4,095)	—

Income (Loss) before income taxes	1,077	(9,440)		508	(22,964)
Income tax expense	378	145		753	430

Net Income (Loss)	$699	($9,585)		($245)	($23,394)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA
Gross Margin	$168,896	$152,951		$330,659	$296,963
Add back non-cash stock-based compensation expense	803	858		1,728	1,710

Modified Gross Margin	169,699	153,809	10%	332,387	298,673	11%

Selling, general and administrative costs	75,483	75,624		149,963	148,097
Add back non-cash stock-based compensation expense	4,553	4,792		9,713	8,735

Modified EBITDA	98,769	82,977	19%	192,137	159,311	21%

Non-cash stock-based compensation expense	5,356	5,650		11,441	10,445
Depreciation, amortization, and accretion	70,919	68,605		140,778	134,745
Net Interest expense	17,322	18,162		35,315	37,085
Other income (loss)	(4,095)	—		(4,095)	—
Income tax expense	378	145		753	430

Net Income (Loss)	$699	($9,585)		($245)	($23,394)

Modified Gross Margin %	58.5%	57.4%		58.0%	56.4%

Modified EBITDA Margin %	34.0%	31.0%		33.5%	30.1%

Free Cash Flow:
Modified EBITDA	$98,769	$82,977	19%	$192,137	$159,311	21%
Less: Capital Expenditures	68,405	78,582	-13%	128,042	133,686	-4%

Unlevered Free Cash Flow	30,364	4,395	591%	64,095	25,625	150%
Less: Net interest expense	17,322	18,162	-5%	35,315	37,085	-5%

Levered Free Cash Flow	$13,042	($13,767)	n/a	$28,780	($11,460)	n/a

Expenses included in M-EBITDA reported above (2)
Integration expenses (3)	—	$1,327		—	$3,096
Branding expenses	$2,184	994		$2,565	1,206

Total	$2,184	$2,321		$2,565	$4,302

Expenditures included in Capital Expenditures above (2)
Integration costs	$2,739	$13,020		$4,611	$18,886

Branding costs	$133	—		$133	—

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Represents costs to integrate the acquired operations and execute a branding plan. All amounts are included in the reported results above.

(3)	Effective in 2008 the Company is no longer separately tracking operating-related integration expenses.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	June 30, 2008	March 31, 2008	Growth%
Revenue
Network services	$98,804	$96,806	2%
Data and Internet services	97,318	92,790	5%
Voice services	84,707	83,073	2%

Service Revenue	280,829	272,669	3%
Intercarrier compensation	9,341	9,915	-6%

Total Revenue	290,170	282,584	3%

Expenses
Operating costs	121,274	120,821

Gross Margin	168,896	161,763
Selling, general and administrative costs	75,483	74,480
Depreciation, amortization, and accretion	70,919	69,859

Operating Income	22,494	17,424
Interest expense	(18,860)	(20,679)
Interest income	1,538	2,686
Other income (loss)	(4,095)	—

Income (Loss) before income taxes	1,077	(569)
Income tax expense	378	375

Net Income (Loss)	$699	($944)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA
Gross Margin	$168,896	$161,763
Add back non-cash stock-based compensation expense	803	925

Modified Gross Margin	169,699	162,688	4%

Selling, general and administrative costs	75,483	74,480
Add back non-cash stock-based compensation expense	4,553	5,160

Modified EBITDA	98,769	93,368	6%

Non-cash stock-based compensation expense	5,356	6,085
Depreciation, amortization, and accretion	70,919	69,859
Net Interest expense	17,322	17,993
Other income (loss)	(4,095)	—
Income tax expense	378	375

Net Loss	$699	($944)

Modified Gross Margin %	58.5%	57.6%

Modified EBITDA Margin %	34.0%	33.0%

Free Cash Flow
Modified EBITDA	$98,769	$93,368	6%
Less: Capital Expenditures	68,405	59,637	15%

Unlevered Free Cash Flow	30,364	33,731	-10%
Less: Net interest expense	17,322	17,993	-4%

Levered Free Cash Flow	$13,042	$15,738	-17%

Expenses included in M-EBITDA reported above (2)
Branding expenses	$2,184	$381

Expenditures included in Capital Expenditures above (2)
Integration costs	$2,739	$1,872

Branding costs	$133	—

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Represents costs to integrate the acquired operations and execute a branding plan. All amounts are included in the reported results above.

tw telecom inc.

Highlights of Results Per Share

Unaudited (1) (2)

	Three Months Ended
	6/30/08	3/31/08	6/30/07
Weighted Average Shares Outstanding (thousands)
Basic (2)	147,136	146,810	144,736

Diluted	149,200	146,810	144,736

Basic Income (Loss) per Common Share	$0.00	($0.01)	($0.07)

Diluted Income (Loss) per Common Share	$0.00	($0.01)	($0.07)

		As of
	6/30/08	3/31/08	6/30/07
Common shares (thousands)
Actual Shares Outstanding	147,292	146,978	144,887

Options (thousands)
Options Outstanding	12,386	12,828	12,097

Options Exercisable	7,231	7,403	7,428

Options Exercisable and In-the-Money	2,522	2,691	3,208

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Stock options, restricted stock units and convertible debt subject to conversion were excluded from the computation of weighted average shares outstanding because their inclusion would be anti-dilutive.

tw telecom inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	June 30, 2008	March 31, 2008
ASSETS
Cash and equivalents	$325,156	$318,218
Receivables	86,418	87,479
Less: allowance	(9,595)	(11,064)

Net receivables	76,823	76,415
Other current assets	21,701	20,033
Property, plant and equipment	3,149,104	3,083,907
Less: accumulated depreciation	(1,856,891)	(1,792,026)

Net property, plant and equipment	1,292,213	1,291,881
Other Assets	540,125	547,077

Total	$2,256,018	$2,253,624

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$41,953	$45,448
Deferred revenue	28,162	27,221
Accrued taxes, franchise and other fees	71,280	69,857
Accrued interest	16,697	9,624
Accrued payroll and benefits	29,916	34,919
Accrued carrier costs	40,695	45,551
Current portion of debt and lease obligations	7,472	7,586
Other current liabilities	26,439	29,912

Total current liabilities	262,614	270,118
Long-Term Debt and Capital Lease Obligations
Floating rate senior secured debt - Term Loan B, due 1/7/2013	591,000	592,500
9 1/4% senior unsecured notes, due 2/15/2014	400,313	400,326
2 3/8% convertible senior debentures, due 4/1/2026	373,750	373,750
Capital lease obligations	10,659	9,531
Less: current portion	(7,472)	(7,586)

Total long-term debt and capital lease obligations	1,368,250	1,368,521
Long-Term Deferred Revenue	18,785	19,243
Other Long-Term Liabilities	24,749	22,899
Stockholders’ Equity	581,620	572,843

Total	$2,256,018	$2,253,624

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	June 30, 2008	March 31, 2008
Cash flows from operating activities:
Net Income (Loss)	$699	($944)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization, and accretion	70,919	69,859
Stock-based compensation	5,356	6,085
Investment impairment, deferred debt issue and other	4,676	583
Changes in operating assets and liabilities:
Receivables, prepaid expense and other assets	(2,169)	1,683
Accounts payable, deferred revenue, and other liabilities	(7,702)	(18,392)

Net cash provided by operating activities	71,779	58,874

Cash flows from investing activities:
Capital expenditures	(66,845)	(59,637)
Proceeds from sale of assets and other investing activities	1,245	(2,387)

Net cash used in investing activities	(65,600)	(62,024)

Cash flows from financing activities:
Net proceeds from issuance of common stock upon exercise of stock options and in connection with the employee stock purchase plan	2,596	1,477
Payment of debt and capital lease obligations	(1,837)	(1,640)

Net cash (used in) provided by financing activities	759	(163)

Increase (decrease) in cash and cash equivalents	6,938	(3,313)
Cash and cash equivalents at the beginning of the period	318,218	321,531

Cash and cash equivalents at the end of the period	$325,156	$318,218

Supplemental disclosures of cash flow information:
Cash paid for interest	$11,843	$27,546

Cash paid for income taxes	$990	—

Addition of capital lease obligation	$1,560	—

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$66,845	$59,637
Addition of capital lease obligation	1,560	—

Total capital expenditures	$68,405	$59,637

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Selected Operating Statistics

Unaudited (1)

	Three Months Ended
	2007				2008
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30
Operating Metrics:
Route Miles
Metro	18,092	18,324	18,520	18,832	19,009	19,235
Regional	6,884	6,922	6,921	6,921	6,921	6,921

Total	24,976	25,246	25,441	25,753	25,930	26,156
Buildings (2)
Fiber connected buildings, on-net	7,689	7,884	8,109	8,355	8,587	8,810
Networks
Class 5 Switches	71	71	70	70	70	69
Soft Switches	35	35	35	36	36	36
Headcount
Total Headcount	2,778	2,817	2,876	2,859	2,883	2,890
Sales Associates (3)	490	497	519	508	511	517
Customers
Total Customers	31,431	31,342	31,440	31,638	31,200	30,663

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Fiber connected buildings (e.g. “on-net”) represents locations to which the Company’s fiber network is directly connected.

(3)	Includes Sales Account Executives and Customer Care Specialists.